Exhibit 10.7
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 11, 2008 by and between CPEX Pharmaceuticals. Inc., a Delaware corporation (the “Employer” or “CPEX”), and Robert P. Hebert (the “Employee”).
RECITALS
     A. In connection with the proposed transfer to the Employer of a portion of the business of Bentley Pharmaceuticals, Inc. (“Bentley”), a Delaware corporation, known as “Drug Delivery”, the shares of CPEX common stock will be distributed to the stockholders of Bentley in a spin-off transaction (generally, the “Spin-off”) and the Employee’s employment will be transferred to the Employer.
     B. Upon the distribution of shares of CPEX common stock in the Spin-off (“completion of the Spin-off”), the Employer desires to employ the Employee, and the Employee desires to be employed by the Employer, all upon the terms and provisions and subject to the conditions set forth in this Agreement.
WITNESSETH
     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to be legally bound as follows:
1. Employment. Subject to completion of the Spin-off, the Employer hereby agrees to employ the Employee, and the Employee hereby accepts such employment, as Chief Financial Officer of the Employer, upon the terms and subject to the conditions set forth in this Agreement. The Employee shall perform such functions as are consistent with these positions under the supervision of the Chief Executive Officer of the Employer or his designee. The Employee shall, without any compensation in addition to that which is specifically provided in this Agreement, serve in such further offices or positions with Employer or any subsidiary or affiliate of Employer (collectively, the “Employer Group”) as shall from time to time be reasonably requested by the Employer.
2. Term. Subject to the termination provisions hereinafter contained, the term of this Agreement shall be for an initial term commencing immediately after the date of completion of the Spin-off (the “Distribution Date”) and terminating on December 31, 2009. This Agreement shall thereafter be automatically renewed for successive one (1) year terms, unless the Employee’s employment with the Employer has been terminated, as hereinafter provided, or unless either party shall have given the other party notice at least one year before the then applicable date of expiration that this Agreement will terminate as of its then applicable date of expiration. The initial term of this Agreement, and any extension thereof pursuant to this paragraph, are referred to as the “Term”.

3. Compensation, Reimbursement, Etc. Subject to completion of the Spin-off, and commencing on the Distribution Date, the Employer shall provide the Employee the following compensation and benefits:
a.	Base Salary. The Employer shall pay to the Employee as compensation for all services rendered by the Employee a base salary of $15,416.67 per month (the “Monthly Base Salary”), payable in accordance with the Employer’s regular payroll practices, plus annual bonuses on a calendar year basis as determined by the Compensation Committee of the Employer’s Board of Directors (the “Compensation Committee”), subject to Sections 3(d) and 3(e). If an increase in Monthly Base Salary is determined for a calendar year after January 1 and before May 31 of that year, the increase shall be retroactive to the beginning of that year. Annual review of the Employee’s Monthly Base Salary will be on a calendar year basis, and the results of such review will be provided to the Employee no later than May of the following year.

b.	Expense Reimbursement. The Employer shall reimburse the Employee on a semi-monthly basis for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement; provided however, that the Employee shall have previously furnished to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.

c.	Benefits. The Employee shall be entitled to health and other benefits on the same terms and conditions as the Employer has made available to other senior executives of Employer, including without limitation participation in the Employer’s health plans. If the Employee elects not to participate in the Employer’s health plans, Employee shall be entitled to reimbursement for the premiums paid for an alternate plan in amounts not to exceed the premiums that would have been paid on behalf of the Employee for Employer’s health plan. The Employer agrees to maintain life insurance and disability coverage on the Employee in an amount equivalent to 24 times Monthly Base Salary, which insurance will be payable to the Employee’s estate or beneficiaries (as the Employee may designate) upon the Employee’s death or to the Employee in the event of disability as provided in Section 7(b) hereof.

d.	Bonuses. The Employee shall be eligible for a bonus each year of the Term, payable in cash, common stock and/or other equity awards, as determined by the Compensation Committee. Such annual bonus will be awarded for each year as soon as practicable after March 15, but in no event later than June 30, of the following year.

e.	Annual Review. The Employee shall be reviewed on an annual (calendar year) basis.

f.	Equity Awards. So long as the Employee continues to be employed as an executive officer of the Employer, the Employee will be eligible for periodic equity awards (“Equity Awards”) under the Employer’s 2008 Equity Incentive Plan or another plan as determined by the Compensation Committee (collectively, the “Plan”). All Equity Awards shall be subject to substantially the same terms and conditions (and, if more than one type of award is granted, in the same proportions) as the annual equity awards made generally to the other executive officers of the Employer, as determined in good faith by the Compensation Committee, which awards shall be made on the same date as when annual equity awards are made generally to the other executive officers of the Employer.

In addition, after completion of the Spin-off, the Employee will receive an option to purchase shares of CPEX common stock under a new equity plan of CPEX, which option shall be at an exercise price and for a number of shares to be determined by the Compensation Committee.
4. Duties. Subject to the condition that Bentley completes the Spin-off (which is in the discretion of the Bentley Board of Directors), the Employee will become the Chief Financial Officer of the Employer upon completion of the Spin-off.
5. Extent of Services. During the Term, the Employee shall devote his full time, energy and attention to the benefit and business of the Employer and its affiliates and shall not be employed by another entity, either directly or as a consultant to or in any other capacity, except as approved in advance by the Employer’s Board of Directors; provided, however, that no such approval shall be required to serve as a director, officer or trustee of any trade association or of any civic or charitable organization so long as such service does not significantly interfere with the Employee’s performance of his duties at the Employer.
6. Vacation. The Employee may take a maximum of four weeks of paid vacation each calendar year, at times to be determined in a manner most convenient to the business of the Employer. A maximum of one week of unused vacation may be carried over from one calendar year to the next.
7. Termination Following Death or Incapacity.
a.	Death. All rights of the Employee under this Agreement shall terminate upon death (other than rights accrued prior thereto). All Equity Awards shall be exercisable for a period of twelve (12) months from death, in accordance with the Plan. The Employer shall pay to the estate of the Employee any unpaid salary and other benefits due as well as reimbursable expenses accrued and owing to the Employee at the time of his death. The Employer shall have no additional financial obligation under this Agreement to the Employee or his estate beyond the term-life insurance benefit described in Section 3(c) above.

b.	Disability.
i.	During any period of disability, illness or incapacity during the Term which renders the Employee at least temporarily unable to perform the services required under this Agreement, the Employee shall receive his salary payable under Section 3 of this Agreement, less any benefits received by him under any insurance carried by or provided by the Employer; provided however, all rights of the Employee under this Agreement (other than rights already accrued) shall terminate as provided below upon the Employee’s permanent disability (as defined below).

ii.	The term “permanent disability” as used in this Agreement shall mean the inability of the Employee, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of him under this Agreement after a period of: (a) 120 consecutive days of such disability; or (b) disability for at least six months during any twelve month period. Upon such determination, the Board of Directors may terminate the Employee’s employment under this Agreement upon ten (10) days prior written notice. In the event of permanent disability all Equity Awards shall vest, and be exercisable for a period of time, in accordance with their respective terms and the terms of the Plan.

iii.	If any determination of the Board of Directors with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two physicians. If the physicians appointed by the parties have not agreed upon the third physician within fifteen (15) days, either party may petition the New Hampshire Medical Society to appoint a third physician. The Employee agrees to make himself available for and to submit to reasonable examinations by such physicians as may be directed by the Employer. Failure to submit to any such exam shall constitute a material breach of this Agreement. In the event such a panel is convened, the party whose position is not sustained will bear all the associated costs.
8. Other Terminations.
a.	Without Cause.
i.	Either the Employee or the Employer may terminate the Employee’s employment hereunder at any time upon written notice.

ii.	If the Employee gives written notice pursuant to paragraph (i) above, the Employer shall have the right to either (a) relieve the Employee, in whole or in part, of his duties under this Agreement or (b) to accelerate the date of termination of employment to coincide with the date on which the written notice is received.

iii.	Notwithstanding any provisions hereof to the contrary, the Employer may terminate Employee’s employment hereunder without cause at any time. If the Employer terminates the Employee’s Employment pursuant to the provisions of this Section 8(a), it shall pay to the Employee as a severance benefit, in cash, an amount equal to (a) twelve months of the Employee’s Monthly Base Salary plus (b) the higher of the bonus target for the current year or the bonus paid for the prior year, which amount shall be due and payable in a lump sum within not more than ten (10) days after such termination or such later date on which the revocation period for the release contemplated by Section 18 expires; provided, however, that this obligation shall terminate if the release has not been delivered and the revocation period has not expired within sixty 60 days after such termination. Additionally, the vesting of Equity Awards shall be accelerated on a pro rata basis determined by the number of completed months of service during the then current annual vesting period, the vested portions of such Equity Awards shall be exercisable for the period of time indicated in the terms of the Equity Award, and all other vesting of Equity Awards shall cease unless otherwise determined by the Compensation Committee.
b.	For Cause.
i.	The Employer may terminate the Employee’s employment hereunder without notice (a) upon the Employee’s breach of any material provision of this Agreement, or (b) for other “good cause” (as defined below).

ii.	The term “good cause” as used in this Agreement shall mean: (a) any breach by Employee of any of Employee’s fiduciary duties to Employer or material obligations under this Agreement (other than as a result of incapacity due to physical or mental illness), in each case if such breach is not cured within ten (10) days after written notice thereof to Employee by Employer, (b) conviction of a felony or a crime involving moral turpitude or other commission of any act or omission of Employee involving, fraud, embezzlement, theft, substance abuse or sexual misconduct with respect to the Employer or any of its subsidiaries or any of their employees, vendors, suppliers or customers, (c) Employee’s substantial neglect of duties or failure to follow an explicit, lawful directive of the Chief Executive Officer of Employer or his designee, provided that such act of neglect or failure is not cured within ten (10) days after written notice thereof to Employee by Employer, (d) the Employee’s willful, knowing or deliberate misappropriation of funds or assets of Employer or one of its subsidiaries for personal use, or (e) the Employee’s willful, knowing or deliberate misconduct in the performance of Employee’s duties.

iii.	If the Employee’s employment is terminated pursuant to Section 8(b), the Employer shall pay to the Employee any unpaid salary and other benefits and reimbursable expenses accrued and owing to the Employee in accordance with law, but in any event within not more than ten (10) days after such termination. Such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the employee hereunder. The Employee shall be entitled to no further benefits under this Agreement other than extension of health benefits as required by law, at the Employee’s expense. All Equity Awards shall cease vesting in accordance with the terms thereof and the Plan.
c.	Whenever the Employee’s employment is terminated under this Agreement, the Employee shall immediately resign, in a signed writing in such form as the Employer may reasonably request, from all offices and any other positions he shall hold with the Employer or any parent corporation and any subsidiaries or divisions of the Employer or any such parent corporation. If Employee fails to deliver any such resignation immediately, Employee may be removed from any such office or position without further cause.
9. Termination of Employment Upon Change in Control.
a.	For purposes hereof, a “Change in Control” shall be deemed to have occurred if:
i.	there has occurred a “change in control” as such term is used in Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect as of the date hereof (hereinafter referred to as the “1934 Act”);

ii.	if there has occurred a change in “control” as the term “control” is defined in Rule 12b-2 promulgated under the 1934 Act;

iii.	when any person (as such term is defined in Section 3(a)(9) and 13(d)(3) of the 1934 Act, a “Person”), during the Term, becomes a beneficial owner, directly or indirectly, of securities of the Employer representing 20% or more of the Employer’s then outstanding securities having the right to vote on the election of directors if such person did not have 20% or more of the Employer’s then outstanding securities at the commencement of the Term; or if a Person having more than 20% of the Employer’s then outstanding securities increases his or its holdings by more than 15% of the Employer’s then outstanding securities during the Term;

iv.	if the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer, or a merger or consolidation (a) in which the voting securities of the Employer outstanding immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50.1% of the combined voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation or (b) in which no Person acquires 30% or more of the combined voting power of the Employer’s then outstanding securities; or

v.	if during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Employer to effect a transaction described in paragraphs i, ii or iii of this section 9(a)) whose election by the Board or nomination for election by the stockholders of the Employer was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved by the stockholders, cease for any reason to constitute a majority thereof; provided, however, in no event shall any mere action (other than sales or purchases of the Employer’s outstanding securities) by Michael McGovern and the Employer be deemed to be a Change in Control;
provided, however, that the Spin-off alone shall not be deemed to be a Change in Control transaction with respect to the Employer or Bentley.

b.	The Employee may terminate his employment at any time within 12 months after a Change in Control if during such 12-month period any of the following events has occurred:
i.	A material diminution of the Employee’s authority, duties, or responsibilities;

ii.	a material breach of Employer’s obligations pursuant to this Agreement;

iii.	the Employer requires Employee to move Employee’s primary place of employment to a location more than 30 miles from Employer’s primary place of business before the Change in Control (other than temporary relocation or business travel in the ordinary course); or

iv.	a material diminution in the Employee’s Monthly Base Salary without the prior written consent of the Employee;
provided that in the case of clause i. through iv. such event or condition continues uncured for 30 days after Employee gives Employer notice of such event or condition within 90 days of its initial existence. For the avoidance of doubt, the parties hereby confirm that the change in the nature of the business for which Employee is responsible as a result of becoming Chief Financial Officer of the Employer shall not be deemed to be a material diminution of the Employee’s authority, duties, or responsibilities, whether or not he continues for any period of time after the Spin-off to provide services to Bentley under a transition services agreement between Bentley and CPEX and whether or not such agreement is terminated or expires by its terms.

An election by the Employee to terminate his employment following a Change in Control for any of the reasons set forth above shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of this Agreement or any of the Employer’s employee benefit plans and arrangements. The Employee’s continued employment with the Employer for any period of time during the Term of this Agreement after a Change in Control shall not be considered a waiver of any right he may have to terminate his employment to the extent permitted under this Section 9(b).

If the Employer terminates the Employee without cause pursuant to Section 8(a) hereof within twelve (12) months after a Change in Control has occurred, such termination shall be deemed an election by the Employee to terminate his employment pursuant to this Section 9(b) and Employee shall have the right to the compensation set forth in Section 9(c) instead of the compensation set forth in Section 8(a). In addition, in the event of such termination, the Employee shall continue to have the obligations provided for in Sections 11 and 12 hereof.

c.	If the Employee’s employment with the Employer is terminated under Section 9(b) hereof,
i.	the Employee shall be paid in a lump sum, in cash, within thirty (30) days after termination of employment or such later date on which the revocation period for the release contemplated by Section 18 expires, severance pay in an amount equal to two (2) times (A) the average of his aggregate annual compensation paid by his current Employer during the two prior calendar years (including base salary and bonuses, if any) or (B) if he has not been so employed for two full prior calendar years, twelve (12) times his Monthly Base Salary immediately before the Change in Control plus the greater of (X) his most recent bonus, if any, paid by his current Employer before the Change in Control and (Y) his target bonus most recently determined by his current Employer before the Change in Control; provided, however, that the obligations in this clause (i) shall terminate if such release has not been delivered within sixty (60) days after such termination;

ii.	all stock options and other Equity Awards under the Plan held by the Employee immediately prior to the effective date of the Change in Control shall immediately vest and become fully exercisable for the period of time indicated in the terms of the option or other Equity Award;

iii.	health benefits as provided in Section 3(c) shall continue for up to two years from the date of termination, including reimbursement of COBRA payments to the extent no longer covered under the Employer’s plans; provided, however, that any such reimbursements under this clause (iii) shall be made within 10 business days of payment by the Employee and such benefits will be subject to mitigation to the extent of comparable benefits at a new job; and

iv.	life insurance benefits may be continued for up to two years from the date of termination at the option of the Employee and at the Employer’s expense;
The lump sum severance payment described in clause (i) of this Section 9(c) is hereinafter referred to as the “Termination Compensation.” The amount of the Termination Compensation shall be determined, at the expense of the Employer, by its regular outside certified public accountants. Upon payment of the Termination Compensation and any other accrued compensation, this Agreement shall terminate (except for the Employee’s obligations pursuant to Sections 10, 11, 12, 13 and 14 hereof and the continuing obligations to provide the benefits set forth in clauses (ii) — (iv) of this Section 9(c) in accordance with the terms thereof) and be of no further force or effect.

d.	After a Change in Control has occurred, the Employer shall honor the Employee’s exercise of the Employee’s outstanding stock options and any other Equity Awards in accordance with the terms thereof and this Employment Agreement. After a Change in Control has occurred and the Employee’s employment is terminated as a result thereof, the Employee (or his designated beneficiary or personal representative(s) shall also receive, except to the extent already paid pursuant to Section 9(c)(i) hereof or otherwise, the sums the Employee would otherwise have received (whether under this Agreement, by law or otherwise) by reason of termination of employment as if a Change in Control had not occurred.

e.	The Employee shall not be required to mitigate the payment of the Termination Compensation or other benefits or payments by seeking other employment. To the extent that the Employee shall, after the Term of this Agreement, receive compensation from any other employment, the payment of Termination Compensation or other benefits or payments shall not be adjusted (except as set forth in Section 9(c)(iii)).

f.	Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder (including, without limitation, any severance benefit) would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit that the Employee would otherwise be entitled to during the first six months following the date of the Employee’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months and one day after the date of the Employee’s termination of employment (or if such date does not fall on a business day of the Employer, the next following business day of the Employer), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. The preceding sentence shall apply only to the extent required to avoid the Employee’s incurrence of any additional tax or interest under

Section 409A of the Code or the regulations or Treasury guidance promulgated thereunder.
10. Disclosure, Proprietary Rights. The Employee agrees that during the Term of his employment by the Employer, he will disclose only to the Employer all ideas, methods, plans, formulas, processes, trade secrets, developments, or improvements known by him which relate directly or indirectly to the business of the Employer, including any lines of business, acquired by the Employee during his employment by the Employer; provided, that nothing in this Section 10 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure, including but not limited to trade secrets of third parties. For purposes of the Agreement, the term “the business of the Employer” shall include, without limitation, the following: the design, development, obtaining regulatory approval, production, manufacturing, marketing, and licensing of prescription and non-prescription drugs, medical devices, and methods for the diagnosis, evaluation, treatment or correction of any disease, injury, illness or other medical or health condition and such other lines of business as the Employer shall engage in during the Term hereof. The parties further agree that any inventions, formulas, trade secrets, ideas, or secret processes which shall arise from any disclosure made by the Employee pursuant to this paragraph, whether or not patentable, shall be and remain the sole property of the Employer.
11. Confidentiality. As a condition to Employee’s employment by the Employer, Employee shall execute and deliver to the Employer the Employer’s Confidentiality Agreement in the form attached hereto as Exhibit A (the “Employee Agreement”), which sets forth, among other things, Employee’s obligations with respect to the Employer’s confidential and proprietary information.
12. Non-Competition. If the Employee is terminated for good cause the Employee covenants that he will not engage, directly or indirectly, alone or in conjunction with others, as an agent, employee, investor, director, shareholder or partner in any business which provides products, information and/or services to the public which are competitive with those provided by the Employer Group; provided, however, that the ownership by the Employee of 5% or less of the issued and outstanding shares of any class of securities which is traded on a national securities exchange or, in the over the counter market shall not constitute a breach of the provisions of this section. The Employee will not on his own behalf or on behalf of any other business enterprise, directly or indirectly, solicit or induce any creditor, customer, client, supplier, officer, employee or agent of the Employer Group to sever his/her or its relationship with or leave the employ of the Employer Group. The covenants in this Section 12 shall continue in full force and effect throughout the Term hereof and for a one year period subsequent to the termination hereof.
13. Conflict of Interest and Other Policies. The Employee shall devote his full time, energy and attention to the benefit and business of the employer and its affiliates and shall not be employed by another entity, except as permitted in Section 5. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 10, 11, 12, 13 and 14 are essential elements of this Agreement, and that but for the agreement of the Employee to comply with such covenants, the Employer would not have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, the terms and provisions of Sections 11, 12, 13 and 14 of this Agreement, together with any definitions used in such terms and provisions, shall survive the termination or expiration of this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants. The Employee shall be subject to the Employer’s policies applicable to its executives generally.
14. Specific Performance. The Employee agrees that damages at law will be insufficient remedy to the Employer if the employee violates the terms of Sections 10, 11, 12 or 13 of this Agreement and that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive or other equitable relief shall be in addition to any other rights or remedies available to the Employer, and the Employee agrees that he will not raise and hereby waives any objection or defense that there is an adequate remedy at law.
15. Compliance with Other Agreements. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligation hereunder will not conflict with, result in the breach of any provision of, terminate, or constitute a default under any agreement to which the Employee is or may be bound.
16. Waiver of Breach. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.
17. D&O Insurance; Indemnification. The Employer hereby agrees to maintain in full force and effect for the duration of this Agreement, Director’s and Officer’s Liability Insurance of at least $5,000,000 and to indemnify and hold harmless the Employee to the full extent permitted by law for acts performed by him in carrying out his duties and responsibilities in accordance with this Agreement.
18. Release. In the event of the termination of the Employee’s employment with the Employer, the Employee shall execute a release that is substantially in the form attached hereto as Exhibit B (the “Release”) or that is the standard form of release that the Employer is using for these purposes at the time of such termination. If the Employee declines or refuses to execute the Release at such time, the Employer shall have no obligation to make any future payments to the Employee which would otherwise be owed to the Employee under the terms of this Agreement; and the Employer may delay any such future payment until after expiration of the period during which the Employee may revoke the Release in accordance with its terms.
19. Binding Effect, Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold or assigned or hypothecated. Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs, and legal representatives of such party, and without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of the Employee in this Agreement shall inure to the benefit of the successors and assigns of the Employer; provided, however, that nothing herein shall be deemed to authorize or permit the Employee to assign any of his rights or obligations under this Agreement to any other person (whether or not a family member or other affiliate of the Employee, other than as specifically provided in this Agreement), and the Employee covenants and agrees that he shall not make any such assignments.
20. Modification, Amendment, Etc. Each and every modification and amendment of this Agreement shall be in writing and signed by all of the parties hereto, and each and every waiver of, or consent to any departure from, any representation, warranty, covenant or other term or provision of this Agreement shall be in writing and signed by each affected party hereto.
21. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to the Employer, at its executive offices as set forth in its filings with the Securities and Exchange Commission and, to the Employee, at his address as set forth on the current employment records of the Employer.
22. Severability. It is agreed by the Employer and Employee that if any portion of the provisions set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, then that portion of such covenants shall be considered divisible both as to time and geographical area. The Employer and Employee agree that if any court of competent jurisdiction determines the specific time period or the specified geographical area applicable to this Agreement to be unreasonable, arbitrary or against public policy, then a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.
23. Entire Agreement. This Agreement contains the entire agreement between the Employer and the Employee and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof.
24. Headings. The headings contained in this agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.
25. Governing Law; Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of New Hampshire. Any action brought pursuant to this Agreement or in relation to its breach may be heard by any court of competent jurisdiction having jurisdiction thereof. The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in New Hampshire for any lawsuit filed arising from or relating to this Agreement and expressly waive any and all objections to venue, including, without limitation, the inconvenience of such forum.
26. Counterparts. This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto, but all of which when taken together, shall constitute a single agreement binding upon all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

Employer:		Employee:
CPEX PHARMACEUTICALS, INC.

By:	/s/ James R. Murphy	/s/ Robert P. Hebert

	James R. Murphy	Robert P. Hebert, individually
Chairman

Exhibit A
Employee Name (printed):
CPEX PHARMACEUTICALS, INC.
EMPLOYEE CONFIDENTIALITY AGREEMENT
     Effective as of April ___, 2008, the undersigned having an address at ________________________________________________ enters into this Agreement with CPEX Pharmaceuticals, Inc., (“CPEX”), a Delaware corporation with principal offices and facilities in Exeter, New Hampshire.
     Since CPEX is engaged in a highly competitive and rapidly evolving business of developing and marketing pharmaceuticals, and owns or controls technological and marketing information in various fields, which information is of commercial value throughout the world; and,
     Since CPEX has expended and intends to continue to expend significant time, effort and financial resources to develop the business practices, technology and products which are necessary to the continued success of CPEX’s business, and the information relative to this development is considered by CPEX and acknowledged by the undersigned, to be confidential and trade secret information which is proprietary to CPEX; and,
     Since I will be employed by CPEX, I will have access to CPEX’s confidential and trade secret information, the unauthorized disclosure of which to a competitor of CPEX could cause serious and irreparable financial and business damage to CPEX.
     THEREFORE, in consideration of my employment with CPEX, I hereby agree with CPEX as follows:
     1. Property of CPEX. All ideas, discoveries and inventions, whether patentable or not, which I make or conceive during my employment by CPEX which relate to the business of CPEX, or to work or investigations done for CPEX, shall be the sole and exclusive property of CPEX and I will promptly and fully disclose such to CPEX.
     2. Records. In order that CPEX may protect such property, I will make adequate written records of such ideas, discoveries and inventions, which records shall be CPEX’s property; and both during and after termination of my employment by CPEX, I will sign all papers and render any other proper assistance necessary for CPEX to obtain, maintain and enforce patents thereon throughout the world.
     3. Nondisclosure. During my employment with CPEX and thereafter, I will not, and I will not cause, suffer or permit any family member or other of my affiliates to, directly or indirectly, under any circumstances, (i) use, disclose to others or publish any “confidential

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information”, as defined below unless CPEX specifically instructs or authorizes me in writing to do so; (ii) act or fail to act so as to reveal any confidential information or otherwise impair the confidentiality of any confidential information; (iii) use any know-how, customer list or other confidential information other than at the direction and for the benefit of CPEX; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use.
“Confidential information” of CPEX shall, for purposes of this Agreement, include but not be limited to such ideas, discoveries and inventions, and any other information and data, of CPEX, or used by CPEX in its business, as are (i) not readily available to the public without any publication directly or indirectly in violation of this Agreement or any similar obligation of confidentiality and (ii) and:
(a)	are of a technical nature such as, but not limited to, methods, know-how, formula, drawings, operations, procedures, reports, systems inventions, processes, discoveries, computer programs, software, software documentation, technologies and similar items;
(b)	are of a business nature such as, but not limited to, information about sales or lists of customers, prices, costs, purchasing, profits, markets, product capabilities assets, business, creditors, employees, financial condition or affairs and suppliers; or
(c)	pertain to future developments such as, but not limited to, research and development, new or improved products, business ventures, and marketing and merchandising plans and ideas.
     4. Removal of Materials. I will not remove or cause to be removed from CPEX’s premises, for purposes other than the work or investigations I do for CPEX, any material whatsoever belonging to CPEX, including material created, discovered or developed by me and belonging to CPEX, unless CPEX in writing specifically instructs or authorizes me to do so.
     5. Disclosure of Other Information. I understand that CPEX will not require nor expect me to disclose to CPEX, or to use at or for CPEX, any secret or confidential information that I obtained from any of my former employers which is not then publicly available, and I agree not to use at or for CPEX any such secret or confidential information; provided, however, that the foregoing obligation shall not apply to confidential information related to the drug delivery business of Bentley Pharmaceuticals, Inc. (“Bentley”) and is subsequently transferred to CPEX upon the spin-off of CPEX to the stockholders of Bentley.
     6. Warranty. I warrant that I have not previously assumed any obligations inconsistent with those of this Agreement.
     7. Duties Upon Termination. Upon termination of my employment with CPEX, I agree to turn over to CPEX all copies of data, information and knowledge, including without limitation all drawings, photographs, graphs, tables, charts, documents, correspondence,

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specifications, notebooks, reports, sketches, formula, computer programs, software, software documentation, sales data, business manuals, price lists, customer lists, samples, and all other materials and copies therefore including product and other embodiments relating in any way to the business of CPEX, made fully or in part, or obtained by me during the course of my employment, whether confidential information or not, which are in my possession or control.
     8. Exclusions. Notwithstanding anything contained herein, my obligations hereunder shall not apply to any information which I can demonstrate by documentary evidence:
(a)	was rightfully known to me prior to disclosure to me by CPEX or its predecessor in interest to such information.
(b)	is or becomes generally available to the public other than as a result of disclosure by me, members of my family or other of my affiliates,
(c)	becomes available to me on a nonconfidential basis from a source other than CPEX, which has a right to disclose such information.
     9. Disclosure by Law. In the event that I become legally compelled to disclose any confidential information, I will provide CPEX with prompt notice so that CPEX may seek a protective order or other appropriate remedy or waive compliance with the provisions of the Agreement. In the event that such protective order or other remedy is not obtained, or that CPEX waives compliance with the provisions of this Agreement, I shall furnish only that portion of such confidential information that is legally required to be disclosed.
     10. No License or Right to Use. Except as is expressly set forth in this Agreement, I shall have no right to examine, hold, use, access or disclose the confidential information in any manner. Nothing herein shall be deemed to create a license of such confidential information to me.
     11. Remedies. I agree that any breach or threatened breach of any of the provisions of this paragraph cannot be remedied solely by the recovery of damages and CPEX shall be entitled to any other remedies available at law or in equity for any such breach or threatened breach, including injunctive relief, specific performance or such other relief as CPEX may request to enjoin or otherwise restrain any act prohibited hereby, as well as the recovery of all costs and expenses, including attorney’s fees, incurred. I will not raise and hereby waive any objection or defense that there is an adequate remedy at law.
     12. Severability. If any condition herein or the application of such condition shall be invalid and unenforceable, the remainder of this Agreement shall not be affected and each remaining condition hereof shall be valid and enforced to the fullest extent permitted by law.
     13. Parties. This Agreement shall be binding on and for the benefit of CPEX, its successors and assigns. This Agreement may not be assigned by me and any purported assignment shall be void. No term or provision of this Agreement may be changed, waived,

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discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.
     14. Law. Any claim or action arising out of this Agreement shall be decided in Rockingham County, New Hampshire. This Agreement shall be construed under the laws of the State of New Hampshire, without regard to the conflict of law provisions thereof.

Witness:	Employee:

Signature	Signature

Witness Name Printed	Employee Name Printed

Date	Date
Agreed and accepted:
CPEX PHARMACEUTICALS, INC.

By:

Name:

Title:

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Exhibit B
GENERAL RELEASE OF CLAIMS
     In consideration of the payments on termination set forth in my Employment Agreement dated as of _______________, with CPEX Pharmaceuticals, Inc. (the “Company”), and other good and valuable consideration provided to me, I, hereby forever release, waive and discharge the Company, its predecessors, successors and assigns, and all of its present and former subsidiaries, employees, representatives, fiduciaries, attorneys and agents (the “Released Parties”) from any and all claims of any nature whatsoever, known or unknown which I now have, or at any time may have had, against the Released Parties up to and including the date of this Agreement (“Claims”).
     Without limiting the generality of the foregoing, and by way of example only, I specifically release, discharge and covenant not to sue or file administrative charges against the Released Parties from and with respect to any and all statutory and common law claims and causes of action in tort or contract (express and implied); Claims related to my employment, my activities on behalf of the Company and the Released Parties, the termination of my employment, Claims of wrongful discharge, Claims for the payment of any salary, wages, bonuses, draws, distributions, commissions, severance, and benefits, Claims relating to the Company’s intellectual property, confidential and proprietary information and trade secrets, Claims of misrepresentation, Claims of detrimental reliance, Claims based upon breach of contract, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other Claims whatsoever arising out of or relating to my employment or affiliation with and/or separation from employment with the Company and/or any of the other Released Parties, Claims under common law or any federal or state statute, including, without limitation, Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e, et seq.); the Americans with Disabilities Act of 1990 (42 U.S.C. §12112, et seq.); the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. §729, et seq.); the Employee Retirement Income Security Act, (“ERISA”)(29 U.S.C. §1001, et seq.); the Fair Labor Standards Act (“FLSA”) (29 U.S.C. §201, et seq.); , the Family and Medical Leave Act of 1993, the New Hampshire Law Against Discrimination, and all other federal, state, and local laws of any kind and nature.
     Excepted from this promise not to sue are claims under the ADEA to the extent such an exception is required by law. Further excepted are any claims that cannot be waived by law, including the right to file a charge of discrimination with an administrative agency; however, I do waive any right to any monetary recovery in connection with any such charge or lawsuit.
     I expressly agree and understand that this release of Claims is a GENERAL RELEASE, and that any reference to specific Claims arising out of or in connection with my employment with the Company is not intended to limit the Release of Claims. I expressly agree and understand the GENERAL RELEASE means that I am releasing, remising and discharging the Released Parties

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from and with respect to all Claims, whether known or unknown, asserted or unasserted, and whether or not the Claims arise out of or in connection with my employment with the Company, and/or my termination, or otherwise.
     Rights of Rescission and Revocation. This Release is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the ADEA. You acknowledge by signing this Release that you have read and understood this document and that the Company advised you to consult with an attorney of your own choosing regarding the terms and meaning of this Release prior to executing this Release, and that you did so to the extent you deemed appropriate. You further represent that you have had at least twenty-one (21) days to consider the terms of this Release, and that if you sign this Release before twenty-one (21) days, you acknowledge that you had sufficient time to consider this Release, and you waive any right you might have to additional time within which to consider this Release. You understand that you have seven (7) days following the date you sign this Release in which to revoke it, and that the Release shall not become effective, and the Additional Consideration shall commence, only after the seven (7) day revocation period ends, and only if you have not exercised your revocation rights. Any revocation must be received in writing within the 7-day revocation period by the Company’s attorney, Timothy P. Van Dyck, Esq., Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, MA 02199. The Effective Date of this Release is the date upon which your rights of revocation lapse unexercised. This Release and waiver does not waive or release any rights or claims that you may have arising after the date you execute this Release.

     PLEASE READ THIS RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS RELEASE AND THAT THE COMPANY ADVISED YOU TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND IN THE MAY 16, 2006 LETTER AGREEMENT WITH THE COMPANY AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY. YOU HAVE BEEN PROVIDED AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE AND TO WAIVE AND RELEASE ALL CLAIMS AND RIGHTS, INCLUDING BUT NOT LIMITED TO, THOSE ARISING UNDER THE ADEA. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT, AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD EXPIRES. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE COMPANY, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH ABOVE, PRIOR TO THE END OF THE REVOCATION PERIOD.

Dated:

{Name}

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